Exhibit 99.1

Impac Mortgage Holdings, Inc. Hires Andrew McCormick as Executive Vice President, Chief Investment Officer

NEWPORT BEACH, Calif., Nov. 9 /PRNewswire-FirstCall/ — Impac Mortgage Holdings, Inc. (NYSE: IMH), or the “Company,” a Maryland corporation, being taxed as a real estate investment trust (“REIT”), announces the hiring of Andrew McCormick who will assume the new position of Executive Vice President, Chief Investment Officer.

In this role, Mr. McCormick will be responsible for directing and overseeing of all balance sheet investment decisions, hedging policy decisions, pipeline hedging risk management, overall interest rate risk management and securitization structuring. Mr. McCormick will be chairperson of the Company’s Asset Liability Committee and a senior member of the Executive Committee.

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc. commented, “With over 24 years of transactional and risk management experience, Mr. McCormick brings a broad understanding to all aspects of building and managing a mortgage securities investment portfolio.” Mr. Tomkinson further commented, “With the addition of a professional portfolio manager to our senior executive management team, the Company will be better positioned to evaluate a wider array of investment opportunities while seeking to minimize interest rate volatility and diversify and reduce credit risk.”

Mr. McCormick previously served as Senior Vice President of Portfolio transactions at Fannie Mae. While at Fannie Mae, Mr. McCormick, was directly responsible for all on-balance sheet transactions for the world’s largest mortgage portfolio. Mr. McCormick led over 130 professionals to cover trading, sales and securitizations. Mr. McCormick was an active member of senior management committees, including risk policy, asset/liability, portfolio investment and mortgage securities policy. From 1996 to 1998, Mr. McCormick was responsible for all of Fannie Mae’s debt funding programs, which supported on-balance sheet assets, and was responsible for all liability hedging, including Fannie Mae’s derivative programs. Prior to Fannie Mae, Mr. McCormick was a Vice President, Fixed Income Securities at Morgan Stanley.

About Impac Mortgage Holdings, Inc.

Impac Mortgage Holdings, Inc. is a mortgage REIT, which operates four core businesses: (1) the Long-Term Investment Operations, (2) the Mortgage Operations, (3) the Warehouse Lending Operations and (4) the Commercial Operations. The Long-Term Investment Operations invests primarily in non- conforming Alt -A (“Alt-A”) mortgage loans and to a lesser extent small- balance commercial and multi-family loans originated by the Commercial Operations. The Mortgage Operations acquires, originates, sells and securitizes primarily Alt-A mortgage loans, the Warehouse Lending Operations provides short-term financing to mortgage loan originators and the Commercial Operations originates small-balance commercial and multi-family loans for sale to the Long-Term Investment Operations or to third parties. The Company is organized as a REIT for tax purposes, which generally allows it to pass through earnings to stockholders without federal income tax at the corporate level.

For additional information, questions or comments, please call Tania Jernigan, VP of Investor Relations at (949) 475-3722 or email tjernigan@impaccompanies.com.